EXHIBIT 99.1
For Immediate Release
STONEPATH GROUP ENTERS DEFINITIVE AGREEMENT TO SELL
U.S.-BASED INTERNATIONAL SERVICES UNIT

SEATTLE, September 6, 2006 — Stonepath Group, Inc. (AMEX:STG) (“Stonepath”), the logistics services organization, announced today that it has entered into a definitive agreement with JTM Acquisition Corporation (“JTM”) for the sale of Stonepath Logistics International Services, Inc. (“SLIS”), for aggregate consideration of $17.9 million, consisting of a closing cash payment of $12.2 million and the assumption or satisfaction by JTM of certain liabilities associated with SLIS. Stonepath expects to sign an additional agreement with JTM to sell its Stonepath Logistics (Germany) GmbH subsidiary for $100,000, raising the total consideration of the transactions to $18.0 million. JTM is backed by private equity fund ComVest Investment Partners. The company expects to recognize a book loss on the sale of SLIS and its German subsidiary of approximately $3.5 million.
SLIS, which was acquired by Stonepath in 2002, is Stonepath’s North American-based logistics business that provides international air and ocean logistics services and includes Global Container Line, Inc. Stonepath Group’s offshore subsidiaries, including those in Asia, will remain intact.
“I am pleased to share this important first step toward reducing Stonepath’s outstanding liabilities,” said Bob Arovas, Stonepath’s Interim CEO. “This sale will substantially reduce Stonepath’s debt obligations. We continue to look at opportunities to restructure our business to achieve profitable future operations. This will require the continuing support of our loyal customers, vendors, lenders and of course, our dedicated employees.”
Arovas continued, “We have weathered a great deal of adversity in Stonepath’s initial years. Although some difficulties are behind us, there are continued challenges ahead. We intend to focus on competition on the basis of service and price and to continue to see that our customers receive excellent service, a hallmark on which Stonepath was founded. To drive growth and efficiency, we also plan on strategically expanding our sales force and making further improvements to our systems. Our primary concern is the profitable growth of our business, both within and outside the U.S. We will share our progress through press releases and quarterly conference calls, the latter commencing with the third quarter results for 2006.”
The founder and President of JTM is Jason F. Totah, who served as Stonepath’s Chief Executive Officer from October 2004 until July 20, 2006, when he temporarily resigned his position as Chief Executive Office, until either the sale is consummated, at which point it is contemplated that he will formally resign his position with Stonepath, or the sale is abandoned, at which point it is contemplated that he would resume his position with Stonepath.
Consummation of the sale is subject to conditions including, without limitation, the receipt of funding by JTM’s contemplated source of financing for the sale, receipt by JTM and Stonepath of applicable consents, approvals and releases, and the receipt by Stonepath’s Board of Directors of a fairness opinion from a valuation advisor as to the purchase price to be received in the sale.
Subject to satisfaction or waiver of the conditions to consummation of the sale contained in the Purchase Agreement, the parties anticipate that the sale will close on or before October 16, 2006.

About ComVest Investment Partners
The ComVest Group is a Leading Private Equity Firm focused on investing in middle-market companies. Since 1988 ComVest has invested more than $2 billion of equity capital in over 200 public and private companies world wide. Through the firm’s extensive financial resources and broad network of industry experts, the firm is able to offer its portfolio companies total financial sponsorship, critical strategic support, and business development assistance. The firm has offices in West Palm Beach, Florida and New York City, New York (http://www.comvest.com).
About Stonepath Group (AMEX:STG)
Stonepath (www.stonepath.com) is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events and plans. We have based these forward-looking statements on our current expectations and projections about such future events and plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual events and plans to be materially different from any future events and plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. Although it is impossible to identify all of the factors that may cause our actual events and plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with any significant business transaction, including the ability to satisfy both parties’ conditions to consummation of such a transaction. Risk factors that are relevant to an analysis of our business generally include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2005), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.
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